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                                                                    EXHIBIT 99.1

Press Release                                                Source: Dynegy Inc.

Illinois Power Announces $550 Million Mortgage Bond Offering
Tuesday December 17, 5:39 pm ET

HOUSTON--(BUSINESS WIRE)--Dec. 17, 2002--Dynegy Inc. (NYSE:DYN - News) today announced that its subsidiary, Illinois Power Company, a regulated energy delivery company located in Decatur, Ill., has agreed to sell $550 million of
11.5 percent mortgage bonds due 2010 in a private offering, $150 million of which will be issued on a delayed basis subject to regulatory approval. The mortgage bonds will be sold at a discounted price of $97.48.

Following the completion of the offering, Illinois Power will use the net proceeds to refinance or repay debt. Closing of $400 million of mortgage bonds is expected to occur on Dec. 20, 2002 and is subject to satisfaction of customary closing conditions. The remaining $150 million of mortgage bonds is expected to close, subject to approval from the Illinois Commerce Commission, in January 2003.

"This bond offering is another important step in our efforts to improve our financial profile. The response we received on the offering demonstrates that the capital markets recognize the value in a new Dynegy," said Bruce A. Williamson, president and chief executive officer of Dynegy Inc. "The expected net proceeds will be used to repay a substantial portion of Illinois Power's 2003 debt maturities, which is consistent with our plan for Illinois Power to meet its financing needs independently."

These mortgage bonds may be resold by the initial purchasers to certain qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. These mortgage bonds have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Illinois Power serves more than 650,000 natural gas and electricity customers in a 15,000-square-mile area across Illinois.

Dynegy Inc. owns operating divisions engaged in power generation, natural gas liquids, regulated energy delivery and communications. Through these business units, the company serves customers by delivering value-added solutions to meet their energy and communications needs. The company's website is www.dynegy.com.

This news release contains forward-looking statements regarding Illinois Power's ability to complete this private placement and to use the proceeds as described. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities in general and Illinois Power's securities in particular, as well as the receipt of required regulatory approvals. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.


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Contact:
     Dynegy Inc., Houston
     Media:
     John Sousa or David Byford, 713/767-5800

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     or
     Analysts:
     Katie Pipkin or Christina Cavarretta, 713/507-6466


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Source: Dynegy Inc.